SCB Computer Technology, Inc.        Porter, Le Vay & Rose, Inc.

T. Scott Cobb, President & CEO       Jeffrey Myhre, V.P./Editorial
901-754-6577                         Linda Decker, V.P./Investor Relations
                                     Christian Pflaumer, V.P./Media Relations
                                     212- 564-4700


FOR IMMEDIATE RELEASE


               SCB COMPUTER TECHNOLOGY, INC. ANNOUNCES RESULTS FOR
                       SECOND QUARTER AND FIRST SIX MONTHS


Memphis, TN, December 4, 2003 - SCB Computer Technology, Inc. (OTCBB: SCBI) today announced its financial results for the second quarter and six-month period ended October 31, 2003.

T. Scott Cobb, President and Chief Executive officer, said, "Our acquisitions continue to grow and provide positive improvements to operating results. However, many state governments are experiencing budget deficits and as a result have been reducing their spending on information technology services."

For the second quarter of fiscal 2004, the Company reported net loss of $867,000, or $0.03 per share, as compared to net income of $629,000, or $0.03 per share, in the second quarter of fiscal 2003. Excluding the $2.0 million loss on extinguishment of debt recorded during the quarter, net income was $335,000, or $0.01 per share. Net income in the second quarter of 2003 was increased by approximately $218,000 (or 53%) when the Company collected a receivable that had been previously expensed as a bad debt. Excluding the collection of that receivable, net income in the second quarter of 2003 was $411,000.

Revenue was $31.8 million in the second quarter of fiscal 2004, compared with $21.5 million in the second quarter of fiscal 2003, an increase of 48%. Revenue from acquisitions was $14.9 million during the second quarter of 2004. Excluding revenue from acquisitions, revenue decreased 21%.

For the first six months of fiscal 2004, the Company reported net income of $81,000, or $0.00 per share, as compared to net income of $954,000, or $0.04 per share, in the first six months of fiscal 2003. Excluding the $2.0 million loss on extinguishment of debt recorded during the second quarter of 2004 and the recovery of the previously expensed receivable in the second quarter of 2003, net income in the first six months of 2004 and 2003 was $1.3 million, or $0.05 per share and $736,000 or $0.03 per share, respectively, a 74% increase.

Revenue was $60.4 million in the first six months of fiscal 2004, compared with $43.3 million in the first six months of fiscal 2003, an increase of 39%. Revenue from acquisitions was $25.4 million during the first six months of 2004. Excluding revenue from acquisitions, revenue decreased 19%.

Interest expense increased 55% and 50% in the second quarter and first six months of fiscal 2003, respectively, compared to the same periods in fiscal 2003. The increase in interest expense reflects the increase in debt to fund a major equipment purchase at a customer and the recent acquisitions of Remtech Services, Inc. and National Systems & Research Co.


                                     -more-

Cobb went on to say, "Our decrease in non federal government revenue mirrors the overall decrease in revenue across the entire information technology services sector. Customers continue to delay, as they have for over two years, critical information systems projects until the economy improves. Additionally, another reason for our reduction in revenue is that some of our clients have hired, more than normal, the consultants that we assigned to their accounts, an indication of the high quality of the personnel we employ."

Earnings Conference Call

The Company plans to conduct a conference call on Thursday, December 4, 2003, starting at 2:30 p.m. (Eastern Standard Time), to discuss its financial results. To hear the Company's call, dial (888) 335-6674 at least 15 minutes before the call. A digital replay will follow one hour after the completion of the live call and continue for 30 days. To hear the recorded call, dial (877) 519-4471 in the U.S. or (973) 341-3080 from outside the U.S., using the PIN number 4319662.

The conference call also will be available over the internet at http://www.scb.com and http://www.streetevents.com. The on-line replay will follow immediately and continue for 30 days.

Third Quarter Guidance

The third quarter of the Company's fiscal year has traditionally been the weakest due to the fact that it has the fewest number of revenue days. The Company expects revenues to be in the range of $28.5 million to $30.5 million. This estimate of revenue also reflects approximately a $3.1 million reduction in revenue due to the loss of the contract with the Commonwealth of Kentucky.

SCB Computer Technology, Inc., based in Memphis, Tennessee, is a leading provider of information technology consulting, outsourcing, and staffing services to state and local governments, and commercial enterprises, including a number of Fortune 500 companies. Since its inception over a quarter-century ago, SCB has consistently delivered top-quality, cost-effective IT services through long-term engagements with its clients. For additional information, visit SCB's website at http://www.scb.com.

Certain statements in this press release relate to future expectations and as such are forward looking statements involving known and unknown risks and uncertainties. All statements other than statements of historical fact made in this press release are forward-looking statements. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to risks and uncertainties, including the Company's ability to successfully integrate Remtech Services, Inc. and National Systems & Research Co. businesses; the Company's increased leveraged position as a result of the Remtech Services, Inc. and National Systems & Research Co. acquisitions; the ability of the Company to service its debt; the Company's ability to pursue business strategies; the renewal of federal and state contracts; pricing pressures; the Company's ability to attract and retain qualified professionals; industry competition; and other factors discussed in the Company's filings with the Securities and Exchange Commission (including the company's annual report on Form 10-K for the fiscal year ended April 30, 2003), that could cause actual results to differ materially from historical or anticipated results. The Company undertakes no obligation to update the forward-looking information except as required by law.

                          -Financial tables to follow-

                                                  SCB COMPUTER TECHNOLOGY, INC.
                                                     Financial Highlights
                                       (in thousands, except per share amounts)
                                                         (unaudited)

                                                   Three Months Ended                    Six Months Ended
------------------------------------------------------------------------      ------------------------------------
                                              10/31/03              10/31/02        10/31/03            10/31/02
--------------------------------------------------------         -------------   --------------      -------------

Revenue                                    $      31,812         $      21,548   $      60,394       $      43,344
Cost of services                                  24,405                16,102          45,852              32,461
                                           -------------         -------------   -------------       -------------
      Gross profit                                 7,407                5,446           14,542              10,883

SG&A expenses                                      6,499                 4,177          11,717               8,902
                                           -------------         -------------   -------------       -------------
Income from operations                               908                 1,269           2,825               1,981

Net interest expense                                 406                   261             827                 549
Other income  (expense)                               50                    32             121                 145
Loss on extinguishment of debt                     1,985                     -           1,985                   -
                                           -------------         -------------   -------------       -------------

Income (loss) before income taxes                 (1,433)                1,040             134               1,577
Income tax expense (benefit)                        (566)                  411              53                 623
                                           --------------        -------------   --------------      -------------

Net income (loss)                          $        (867)        $         629   $          81       $         954
                                           ==============         ============   ==============      =============

Net income (loss) per share:
      Basic                                $      (0.03)         $        0.03   $         0.00      $         0.04
                                           =============         =============   ==============      ==============
      Diluted                              $      (0.03)         $        0.03   $         0.00      $        0.04
                                           =============         =============   ==============      =============

Weighted average number of common shares:
          Basic                                   25,074                24,741           24,753             24,845
                                           =============         =============     ============       ============
          Diluted                                 25,074                24,979           25,593             25,118
                                           =============         =============     ============       ============



                        Selected Balance Sheet Highlights
                                                                                    10/31/03             4/30/03
----------------------------------------------------------------------------------------------        -----------

Cash                                                                               $     1,008        $      1,112
Working Capital                                                                          8,803               4,545
Total assets                                                                            65,611              53,235
Long-term debt                                                                          32,030              21,882
Shareholders' equity                                                                    22,317             20,532






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